UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K /A

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 27, 2010

SUNOVIA ENERGY TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Nevada	000-53590	98-0550703
(State or other jurisdiction of incorporation)	Commission File Number)	(IRS Employer Identification No.)

106 Cattlemen Rd. Sarasota, Florida 34232
 (Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code: 941-751-6800

Copies to:
Stephen M. Fleming, Esq.
Law Offices of Stephen M. Fleming PLLC
49 Front Street, Suite #206
Rockville Centre, New York 11570
Phone: (516) 833-5034
Fax: (516) 977-1209

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On August 30, 2010, the Board of Directors (the “Board”) of Sunovia Energy Technologies, Inc. (the “Company”) approved the appointment of Arthur Buckland as Chief Executive Officer and director of the Company effective September 7, 2010.   There is no understanding or arrangement between Mr. Buckland and any other person pursuant to which Mr. Buckland was appointed as a CEO and director.  Mr. Buckland does not have any family relationship with any director, executive officer or person nominated or chosen by us to become a director or an executive officer.   Since January 1, 2009, Mr. Buckland has not had a direct or indirect material interest in any transaction or proposed transaction, in which the Company was or is a proposed participant exceeding $120,000.

As per the terms of the Employment Agreement by and between the Company and Mr. Buckland that the parties executed on August 27, 2010 and is effective September 7, 2010 (the “Agreement”), Mr. Buckland’s term of employment with the Company will be at will.  Either Mr. Buckland or the Company may terminate the employment relationship at any time without notice or cause.  In consideration for Mr. Buckland’s services as CEO and director, the Company shall compensate Mr. Buckland an annual base salary of $300,000 (the “Base Salary”).  Mr. Buckland’s Base Salary will be subject to modification during the employment in accordance with the Company’s practices, policies, and procedures but will not be reduced without Mr. Buckland’s mutual agreement.

In addition, Mr. Buckland will be eligible to earn (A) an annual target bonus of up to fifty percent (50%) of his Base Salary measured as of the end of the preceding fiscal year, payable in cash when other Company executives are paid their bonuses, and (B) a stock bonus up to an additional two percent (2%) of the Company’s fully-diluted issued and outstanding.  The calculation of the number of shares issued and outstanding will be based on the actual outstanding shares on a fully diluted basis and will not include the option held by Craca LLC.  Bonus plan objectives shall be determined by the Board and Mr. Buckland by December 7, 2010 and then established annual thereafter.  Any bonus for fiscal 2010 will be prorated for the partial year.  The Company reserves the right to recognize and reward special contributions Mr. Buckland may make to the Company.  The Company may, from time to time and at any time, pay, or cause to be paid, to Mr. Buckland such bonus compensation, if any, as the Board may, in its sole and absolute discretion, determine to be appropriate.

Mr. Buckland shall also have the option to purchase seventy-two million (72,000,000) shares of the Company’s stock.  The exercise price for such option will be equal to the fair market value of the underlying common stock on the date of the grant, with fair market value to be determined with reference to the closing stock price on the OTC-BB on the grant date, or if the common stock is no longer quoted on the OTC-BB, then the fair market value shall be fixed by the Board in accordance with a valuation conducted in compliance with Section 409A of the Internal Revenue Code of 1986, as amended.  Mr. Buckland’s options shall be subject to Company’s standard four (4) year vesting provisions:  twenty-five percent (25%) to vest after the first twelve (12) months of continuous service with the Company, with monthly ratable vesting thereafter for the remaining option shares.

Mr. Buckland brings to the Company more than twenty years of experience as a Director on various boards of publicly traded companies.  Mr. Buckland is the co-founder of the Los Angeles, CA based company Angeles Energy.  From 2007  to 2009 Mr. Buckland held a series of executive positions at Soliant Energy Inc. including Chairman, Chief Executive Officer and President.  Mr. Buckland was also co-founder, Chairman, and Chief Executive Officer of the Massachusetts based Engim Inc from 2001 – 2003.  In 1996, Mr. Buckland was named Entrepreneur of the Year by NASDAQ, Ernst & Young, and USA Today for his entrepreneurial efforts with Clare Inc. from 1993 to 2001.  Mr. Buckland holds a Masters in Business Administration from Harvard University and a Bachelors of Science from Syracuse University.

Concurrent with the appointment of Mr. Buckland, Carl Smith resigned as the Company’s Chief Executive Officer.  Mr. Smith has no disputes with the Company, and Mr. Smith will continue to serve as Chairman of the Company.

Item 9.01	Financial Statements and Exhibits.

(a)	Financial statements of businesses acquired.

Not applicable

(b)	Pro forma financial information.

Not applicable

(c)	Shell company transactions.

Not applicable

(d)	Exhibits

Exhibit Number	Description
10.1	Executive Employment Agreement by and between Arthur Buckland and Sunovia Energy Technologies, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SUNOVIA ENERGY TECHNOLOGIES, INC.

Date: September 2, 2010	By:	/s/ Mathew Veal
Mathew Veal
Chief Financial Officer